Exhibit 99.1

HCMC ANNOUNCES THE ACQUISITION OF GREENACRES MARKET WITH 5 STORES LOCATED IN KANSAS AND OKLAHOMA

HOLLYWOOD, FL, July 24, 2024 - Healthier Choices Management Corp. (OTC Pink: HCMC) today announced the acquisition of GreenAcres Market, an organic and natural health food and vitamin chain with five store locations in Kansas and Oklahoma. GreenAcres Market is a chain of premier natural foods stores, offering organic and all natural products and vitamins from both top national brands as well as locally sourced specialty brands. GreenAcres Market offers everything from organic produce, natural groceries, dietary supplements, and freshly prepared food. This acquisition marks HCMC’s market expansion into the midwestern region of the United States.

HCMC’s CEO Jeffrey Holman enthusiastically announced the continued expansion of the company’s grocery segment through the acquisition of GreenAcres Market. Mr. Holman went on to comment, “We see this move as another strategic step towards achieving HCMC’s growth goals. Based on their past success, we anticipate the GreenAcres acquisition will propel annual top-line revenue to roughly $75 million. Holman expressed confidence in GreenAcres Market’s ability to strengthen HCMC’s financial position and market share. He said, “This acquisition aligns perfectly with HCMC’s commitment to sustainable growth in the organic supermarket industry and its long-term strategic objectives.”

The Hoffmann family share: “We are excited that GreenAcres Markets will begin a new chapter with HCMC as this acquisition highlights their shared focus on quality products and customer service. The potential synergies of bringing like-minded stores together will help maintain the natural products industry’s mission of alternative health education. We also want to thank the Food Partners who served as strategic and financial advisor to GreenAcres in the transaction.”

About Healthier Choices Management Corp.

Healthier Choices Management Corp. (www.hcmc1.com) is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives.

Through its wholly owned subsidiary HCMC Intellectual Property Holdings, LLC, the Company manages and intends to expand on its intellectual property portfolio.

Healthy Choice Wellness Corp. is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives.

Through its wholly owned subsidiaries, the Company operates:

Ada’s Natural Market, a natural and organic grocery store offering fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items (www.Adasmarket.com).

Paradise Health & Nutrition’s three stores that likewise offer fresh produce, bulk foods, vitamins, and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items (www.ParadiseHealthDirect.com).

Mother Earth’s Storehouse, an organic and health food and vitamin chain in New York’s Hudson Valley, which has been in existence for over 40 years (www.MotherEarthStorehouse.com).

Greens Natural Foods’ eight stores in New York and New Jersey, offering a selection of 100% organic produce and all-natural, non-GMO groceries and bulk foods; a wide selection of local products; an organic juice and smoothie bar; a fresh foods department, which offers fresh and healthy “grab & go” foods; a full selection of vitamins & supplements; as well as health and beauty products. (www.Greensnaturalfoods.com).

Ellwood Thompson’s, an organic and natural health food and vitamin store located in Richmond, Virginia. (www.ellwoodthompsons.com).

GreenAcres Market, an organic and natural health food and vitamin chain with five store locations in Kansas and Oklahoma. GreenAcres Market is a chain of premier natural foods stores, offering organic and all natural products and vitamins from both top national brands as well as locally sourced specialty brands

Through its wholly owned subsidiary, Healthy Choice Wellness, LLC, the Company operates a Healthy Choice Wellness Center in Kingston, NY and has a licensing agreement for a Healthy Choice Wellness Center located at the Casbah Spa and Salon in Fort Lauderdale, FL. The Company continues to seek out locations for new Healthy Choice Wellness Centers but there are not currently any agreements in place for the opening of any new locations.

Through its wholly owned subsidiary, Healthy Choice Wellness II, LLC, the Company entered a joint venture with an established healthcare provider, and the joint venture is in the process of creating a structure whereby it will engage in telemedicine evaluations of patients for semaglutide therapy. The operation will encompass, generally: medical evaluations of patients; treatment of patients with semaglutide; coordination with providers and patients.

Through its wholly owned subsidiary, Healthy U Wholesale, the Company sells vitamins and supplements, as well as health, beauty and personal care products on its website www.TheVitaminStore.com.

Forward Looking Statements.

This press release contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission (SEC) or otherwise. Statements contained in this press release that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Forward looking statements may include, but are not limited to, projections or estimates of revenue, income, or loss, exit costs, cash flow needs and capital expenditures, statements regarding future operations, expansion or restructuring plans, including our recent exit from, and winding down of our wholesale distribution operations. In addition, when used in this release, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” and “plans” and variations thereof and similar expressions are intended to identify forward looking statements.

Factors that may affect our future results of operations and financial condition include, but are not limited to, fluctuations in demand for our products, the introduction of new products, our ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of our liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in our filings with the SEC.

Contact Information:

Healthier Choices Management Corp.

3800 North 28TH Way, #1 Hollywood, FL 33020

305-600-5004

Email: ir@hcmc1.com